MEDIA CONTACTS:

Gabriele Collier
Silicon Image, Inc.
Phone: 408-616-4088
gabriele.collier@siliconimage.com

Adrian Eyre
Ogilvy Public Relations for Silicon Image, Inc.
Phone: 415-677-2708
adrian.eyre@ogilvypr.com

SILICON IMAGE REORGANIZES TO BRING INCREASED FOCUS TO ITS PRODUCTS AND INTELLECTUAL PROPERTY BUSINESSES

SUNNYVALE, Calif., March 31, 2010 – Silicon Image (NASDAQ: SIMG), a leader in semiconductors and intellectual property (IP) for the secure distribution, presentation and storage of high-definition (HD) content, today announced that it has reorganized its sales and marketing organizations to better align them with its long-term strategy around differentiated products and IP focused on the consumer entertainment and mobile phone market segments.

Effective today, Silicon Image has formed two new business groups around its semiconductor and IP products, each with integrated marketing and sales teams. Tim Vehling, formerly vice president of worldwide marketing, has been appointed vice president of the products business group. Eric Almgren, formerly vice president of business development and IP licensing, has been appointed vice president of the IP business group. These newly formed business groups are complemented by Silicon Image’s third business group, Simplay Labs, led by Joseph Lias, president of Simplay Labs, LLC.

“I am excited about the tremendous opportunities that Silicon Image has in front of it in 2010,” said Camillo Martino, Silicon Image’s chief executive officer. “By organizing the company around these new business groups, Silicon Image will be in a better position to bring our leading-edge technologies and products to market and service our global customers.”

In connection with this reorganization, Sal Cobar has resigned from his position as vice president of worldwide sales and will be departing the company on April 16, 2010.

About Silicon Image, Inc.
Silicon Image, Inc. is a leading provider of semiconductor and intellectual property products for the secure distribution, presentation and storage of high-definition content. With a rich history of technology innovation that includes creating industry standards such as DVI and HDMI, the company’s solutions facilitate the use of digital content amongst consumer electronics, personal computer (PC) and storage devices, with the goal to securely deliver digital content anytime, anywhere and on any device. Founded in 1995, the company is headquartered in Sunnyvale, California, with regional engineering and sales offices in China, Japan, Korea and Taiwan. For more information, please visit www.siliconimage.com.

Forward-looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC), which could cause the actual results to differ materially from those anticipated by these forward-looking statements. Silicon Image assumes no obligation to update any forward-looking statement.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries. All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.

                                                                                                                                      1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com